Exhibit 10.29
(ENGLISH TRANSLATION)
Buenos Aires, December 14th, 2009
To:
Adeco Agropecuaria SA
Cavok SA
Bañado del Salado S.A.
Agro Invest S.A, Pilagá S.R.L.
Establecimientos El Orden S.A. Agrícola Ganadera San José S.R.L
Catamarca 3454 — Martinez
Provincia de Buenos Aires
Mr. Pepe Imbrosciano/Emilio Gnecco
Ref.: Master Offer Agreement
Dear Sirs,
In my capacity as representative of QuickFood SA, a Corporation (Sociedad Anónima)organized in the City of Buenos Aires, in compliance with the legislation of the Argentine Republic, domiciled at Perú 359, Piso 12, Oficina 1201 (hereinafter referred to as “QF” or “Buyer”), I hereby irrevocably present this Master Agreement Offer to purchase cattle, to Lease land and to hire crop and livestock service provision (hereinafter referred to as the “Offer”), which, if accepted, will be subject to the following terms and conditions:
This Offer object summarizes the conversations maintained up to the date set above, and its objective (notwithstanding the Trademark acquisition) is to buy the Cattle, Animals and Equipment owned by Sellers and to hire the Services. This operation includes the Fields and Feed Lots Lease described in Section Three and Four, apart from the Service provision described in Section Five.
As therefore, all business operations described herein below shall be considered as an entire business.
ARTICLE 1
INTERPRETATION
SECTION 1.01 Definitions. Apart from the definitions included within this Offer, the following terms shall be construed as defined herein below, in relation to this Offer:
“Adeco” means Adeco Agropecuaria SA.
“Agro Invest” means Agro Invest SA
“Adjustment” has the meaning described in Section 2.05 (c),

“Animals” mean both sheep and horses as described in Exhibit 1.01 (a).
“Land Lease” has the meaning described in Section 3.01.
“Authorization” has the meaning described in Section 6.01 (a),
“Bañado” means Bañado del Salado S.A.
“Official Bulletin” means the Official Bulletin of the Argentine Republic
The “Field” or the “Fields” means all or a portion of the rural land and property owned by Sellers as described in Exhibit 1.01 (b).
“Cavok” means Cavok SA.
“Deferred Check” has the meaning described in Section 2.
“Civil Code” means the Civil Code of the Argentine Republic.
“Code of Commerce” means the Code of Commerce of the Argentine Republic.
“Purchase Agreement” means the Buyer purchase of the Cattle, the Animals, the Service and the Brand.
“Contracts” has the meaning described in Section 7.01.
“Current Contracts” has the meaning described in Section 3.06.
“Seller’s Accounts” means the Seller’s banking accounts described in Exhibit 1.01 (c).
“Business Day” means any day except from Saturday, Sunday or any other day in which the Argentine Banks located in the City of Buenos Aires are legally closed or obliged to close pursuant to a law or executive order.
“United States Dollars” means the current currency in force in the United States of America.
“Date of Sale” or the “Dates of Sale” has the meaning described in Section 2.01. (v)
“Adeco Date of Sale” has the meaning described in Section 2.01. (i)
“Agro Invest Date of Sale” has the meaning described in Section 2.01. (iii)
“Bañado Date of Sale” has the meaning described in Section 2.01. (iii)
“Cavok Date of Sale” has the meaning described in Section 2.01. (ii)
“Pilagá Date of Sale” has the meaning described in Section 2.01. (v)
“Feed Lots” has the meaning described in Section 4.01.

“Surety” has the meaning described in Section 8.01. (a).
“Guaranty” has the meaning described in Section 8.01. (a).
“Cattle” means the cattle as listed in Exhibit 1.01 (d).
“Grupo Adeco” means jointly, Adeco, Cavok, Agro Invest and Pilagá.
“ICC” means International Chamber of Commerce.
“VAT” means Value Added Tax.
“IMNL” means the Index of the Young Bull and Cow Market at Liniers,
“Base Inventory” means the inventory issued as to November 30th, 2009 which is attaches hereto as Exhibit 1.01 (e).
“Adjustment Inventory” means the inventory to be made by the Parties until the last day of the autumn aphthosa vaccine period and no later than April 31st, 2010 pursuant to the procedures described in Exhibit 1.01 (f).
“Agricultural Land Lease Act” or “Agricultural Land Lease and Sharecropping Act” means the Act Number 13.246.
“Equipment” means certain Tools and Equipment Sellers use while handling the transfer of Cattle, which are listed in Exhibit 1.01 (g).
“Trademark” means (i) the right to submit a request to use the trademark “Cabaña Pilagrá” in the trademark classes determined by Buyer and which will be registered with the National Organization of Intellectual Property after Pilagá has provided its consent, on the Pilagá Date of Sale and after Buyer has settled the part of the Initial Payment corresponding to Pilagá, and (ii) the figurative trademark Record 2087159 in class 4, Record 2087160 in class 5; Record 2087371 in class 29; Record 2087373 in class 31; Record 2087375 in class 30.
“Lease Offer” has the meaning described in Section 4.01.
“Agricultural Lease Offer” or “Agricultural Lease Offers” have the meaning described in Section 3.01.
“Initial Payment” has the meaning described in Section 2.05. (b) (i).
“Pilagá” means Pilagá. S.R.L.
“Lease Term” has the meaning described in Section 3.02.
“Lease Price” or “Lease Prices” has the meaning described in Section 3.02.
“Purchase Price” has the meaning described in Section 2.05.

“Initial Price” means the amount of USD 7,278,228 (Seven million, two hundred seventy eight thousand, two hundred and twenty eight US Dollars).
“Purchase Price Balance” has the meaning described in Section 2.05.(b) (ii).
“Antitrust National Board” has the meaning described in Section 6.01.
“Sellers” means “Grupo Adeco”.
ARTICLE II
PURCHASE AGREEMENT
SECTION 2.01 Sale of Cattle. In accordance with the terms and conditions set forth in this Offer, Sellers sells and transfers to Buyer, and Buyer buys, acquires and accepts the Cattle provided by Sellers for the Purchase Price indicated below:
(i) Adeco: the quantities and on the date set in Exhibit 2.01 (“Adeco Date of Sale”)
(ii) Cavok: the quantities and on the date set in Exhibit 2.01 (“Cavok Date of Sale”)         ,
(iii) Agro Invest: the quantities and on the date set in Exhibit 2.01 (“Agro Invest Date of Sale”)
(iv) Bañado: the quantities and on the date set in Exhibit 2.01 (“Bañado Date of Sale”) and
(v) Pilagá: the quantities and on the date set in Exhibit 2.01 (“Pilagá Date of Sale” and together with Adeco Date of Sale, Cabok Date of Sale, Agro Invest Date of Sale and Bañado Date of Sale, joinly referred to as the “Date of Sale” or the “Dates of Sale”)
SECTION 2.02 Cattle Transfer of Property Title. The transfer of property title of the Cattle and its related risks (including risks derived from Acts of God or Force Majeure events) shall be performed on each Sale of Date at the Farm where such Cattle is located on the date of this Offer. For this purpose, Buyer must receive on each Dale of Sale the corresponding invoice. The cost of Health Certificates and Route Plans, if required, shall be paid by the party that normally pays such costs according to custom and usage.
SECTION 2.03 Animals and Equipment. Together with the Sale of a certain part of the Cattle, Sellers will sell Buyer their Animals and Equipment. To that effect, Exhibit 2.03 (i) describes a detail of the Animals and Equipment to be transferred; (ii) describes the ownership of Animals and Equipments among Sellers; and (iii) states the date on which the Sale of each Animal and Equipment will be made, and on such date the corresponding invoice shall be issued.
SECTION 2.04 Trademark: On the Pilagá Date of Sale and after the part of the Initial Payment which corresponds to Pilagá has been settled, Buyer will submit the petition of “Cabaña Pilagrá” trademark to the INPI [Argentine Intellectual Property Agency], in the trademark classes Buyer may determine. Notwithstanding the foregoing, Buyer shall nor use the trademark Cabaña Pilagrá to name or trade agricultural products, especially including seeds and rice. With the purpose of making the above mentioned registering process easier, Pilagá hereby commits not to raise objections, to cooperate and to provide the necessary assistance in order to fulfill with the requirements set by INPI so as to help Buyer to obtain the registering of “Cabaña Pilagrá” trademark in the classes he may determine. Buyer shall not interfere with or object to Pilagá name, trade name or Commercial name even if Buyer were the owner of the trademark “Cabaña Pilagrá”. Sellers hereby commit themselves not to use in any way the trademark “Pilagá” to identify ranching products or to trade such products, limiting from now on its use exclusively for agricultural products and/or their trade, especially including seeds and rice. Consequently, on the Pilagá Date of Sale, Pilagá shall file the transfer forms of the figurative trademark Record 2087159 in class 4; Record 2087160 in class 5; Record 2087371 in class 29; Record 2087373 in class 31; Record 2087375 in class 30, which were filed with INPI by Buyer for registration purposes, provided all costs and procedures related to the transference shall be at Pilagá´s expense.
SECTION 2.05 Purchase Price. (a) In accordance with the Base Inventory, the Purchase Price of the Cattle, Animals, Equipment and Trademark (collectively referred to as the “Purchase Agreement”) amounts to USD 14,556,457 (Fourteen million, five hundred fifty six thousand, four hundred fifty seven US Dollars) (the “Purchase Price”), plus Value Added Tax, which shall be adjusted as described in Section 2.05 (c).
(b) The Purchase Price shall be paid by Buyer by means of money transfer to Sellers Banking Accounts according to the following terms:
(i) 50% (fifty percent) of the Purchase Price (“Initial Payment”), that is to say USD 7,278,228 (Seven million, two hundred seventy eight thousand, two hundred twenty eight US Dollars) shall be paid to each of the Sellers upon their corresponding Date of Sale, and in accordance with the percentages set in Exhibit 2.05 (b) (i); and
(ii) the remaining Balance of the Purchase Price (the “Balance of the Purchase Price”), that is to say USD 7.278.229 (Seven million two hundred seventy eight thousand two hundred twenty nine US Dollars) shall be paid by Buyer to Sellers upon the expiration date of the term of one calendar year as from the first of the Dates of Sales, in the same proportion as the Initial Payment was paid.
(c) the Purchase Price shall be adjusted for the difference, if any, between the amount of the Base Inventory and the amount shown on the Adjustment Inventory (the “Adjustment”). The Adjustment shall be applied to the Balance of the Purchase Price.
(d ) The Adjustment shall be allocated and applied to the Cattle in compliance with Exhibit 2.05 (d).
SECTION 2.06 Deferred Checks. As a guarantee of payment of the Purchase Price remaining balance, Buyer shall draft to Sellers differed checks with an expiration term of 360 days as from the first Date of Sale, issued by Buyer for Sellers for the Balance of the Purchase Price (the “Deferred Checks”). These Deferred Checks shall be delivered to Sellers on the date the Initial Payment is made.
SECTION 2.07 Waiver to hidden defects: Buyer irrevocably waives to file any claim of hidden defects in relation to the Cattle, Animals and Equipment upon the expiration term of 30 (thirty) running days as from their date of reception on each Date of Sale. As from each

Date of Sale all the risks related to the Cattle, Animals and Equipment (including the risks derived from Acts Of God or Force Majeure events) shall be assumed by Buyer.
ARTICLE 3
LAND LEASE
SECTION 3.01 Agricultural Land Lease. Each of the Sellers shall accept the irrevocable offer of Agricultural Land Lease that buyer presents hereby in compliance with the sample sheet attached as Exhibit 3.01 (a) (the “Lease Offers”),for all or a parcel of the land owned by Buyer (individually or jointly referred to as the “Field” or the “Fields”). A description of the Fields is attached hereto as Exhibit 3.01 (b) and the ownership details are provided. Within 30 (thirty) running days following the date of approval of each Lease Offer, the Parties, as per Buyer request, may conduct a land survey on one or more of the areas to be leased, using GPS or made by a land surveyor. After that, the areas described in the Lease Offer will be adjusted by the parties according to the surveys performed. The Fields must be equipped with the infrastructure Buyer needs to raise livestock, including the division of agricultural and livestock areas with the corresponding fence, which shall prevent Animals from entering the areas assigned for the agricultural activity.
SECTION 3.02 Term and Price. The Lease Term of each Land Lease Offer shall be of 10 (ten) years as from the date the tenancy of the Field is granted to Buyer. Such term may be extended by agreement of the parties (the “Lease Term”). The rent of each Land Lease shall be due in advance on the first day of the month or the following day in case that is not a Business Day, on a quarterly basis. The amount of the Rent shall be equal to 30 (thirty) kilograms of meat per hectare of the Fields rented, calculated in accordance with the IMNL index 15 (fifteen) days prior to the date of payment of the quarterly rental rate of each Land Lease (individually referred to as the “Lease Price” and jointly referred to as the “Lease Prices”). The payment shall be done in the bank account described in the corresponding Lease Offer. Whenever they deem it necessary and regardless of the number of times they do so, the Parties may determine the revision of the meat price per kilogram reported by the IMNL index, in case they consider it does not show the real sale price of the meat used by meat producers in the Argentine Market. In that case, the controversial issue of the real value of the index shall be subject to an arbitration board of amicable compounders composed by 3 (three) members (the “Arbitration Body”). Each party shall appoint one member of the Arbitration Body and the third member shall be jointly appointed by the two other members, within 3 (three) running days. The Arbitration Body shall make a decision in relation to the controversial issue within the following 7 (seven) running days upon the dispute receipt. The arbitrators’ award shall be final and conclusive. In case the Arbitration Body consider that the index price should be amended for this quarter, then the corresponding adjustment (an increase or a decrease of the value) shall be applied within 5 (five) days following the notice of the award.
SECTION 3.03 Early Termination — Sellers rights — Compensation: Except for what is set forth by Section 3.04, Sellers may early terminate any of the Land Leases subject to this Offer in the following cases:
(a) As from January 2010 and for a land area no bigger than 10% (ten per cent) per calendar year, calculated on the total of hectares leased in this Offer, up to a maximum of 40% (forty per cent). In case such right is not enforced for one or more annual calendar terms, or in case it has been enforced for a lower percentage of the area mentioned, Sellers may enforce this right in a cumulative way. Sellers shall pay as a sole compensation due for the exercise of this right an amount similar to the last quarterly rental rate paid for the corresponding Field multiplied by 8 (eight), on the date the early termination is announced. In order to exercise the rights above mentioned, (a) Sellers shall duly notify such decision to Buyer at least 180 (a hundred and eighty) running days prior to the date the tenancy of the Field should be transferred back to its owner. In case there were animals in parturition status in any or all the Fields involved in the early termination, the term above mentioned shall be extended until weaning, but shall never be extended for more than 360 (three hundred sixty) running days as from the date of notice above mentioned. During the notice period the Lease Price for the Fields shall be paid, regardless such Lease Agreement would be terminated before its expiration date. It is clearly established that the term extension above mentioned shall only include pregnant animals or animals in parturition period, and the rest of the animals shall be transferred out from the corresponding Field before the first of the periods mentioned in this section expire.
(b) Sellers may exceed the maximum 40 (forty) percent mentioned or Buyer may early terminate any of the Land Leases in case in case prior notice of the decision of terminating all the Land Leases in force on the date of notice of early termination is served, provided that such right may be exercised by Sellers or Buyer after three calendar years have passed as from each Lease Term. In that case, the party exercising the right of early termination (a) shall duly notify such decision to the other party at least 365 (three hundred and sixty five) running days prior to the date the Fields tenancy should be transferred back to its owner; and (b) shall pay to the other party, as a sole compensation for the Lease early termination an amount similar to 100 (one hundred) per cent of the pending Lease Prices as from the date of transfer of tenancy of the Fields up to the termination date of each Lease Term. During the notice period the Lease Prices for the Land Lease shall be paid just for the first 180 (one hundred eighty) running days of prior notice.
(c) The payment of the compensations mentioned in the cases (a) and (b) herein, shall be executed upon the tenancy transfer to the owner of the corresponding Field/s. Any of the Sellers may enforce the rights set forth in this Section, but all Sellers will be jointly and severally liable for the enforcement and consequences of the rights mentioned.
(d) Compensations set forth in (a) and (b) above shall not be applicable in case the early termination was motivated by the Sale of the Field and its new owner assumes the commitment of going on with the Lease Offer of the Field bought, in the same terms and conditions.
SECTION 3.04 Early termination — Fields “San Jose” and “El Orden/La Carolina”. Notwithstanding what is set forth by Section 3.03, Buyer acknowledges and accepts that the Fields “San Jose", of 7,049 (seven thousand forty nine) hectares, located in Vera, Santa Fe Province, and “El Orden/La Carolina", of 9,213 (nine thousand two hundred thirteen) hectares, located close to Tostado, Santa Fe Province, may be sold during the Lease Term. In case these Fields were sold, Buyer shall be served 180 (one hundred eighty) running days prior notice to the date Buyer should return tenancy of the corresponding Fields, provided that the extension of the term mentioned in 3.03 (c) may be applicable. No Compensation shall be paid in case the early termination is based on the sale of one or both of the Field/s. Now therefore, exclusively during the notice period of 180 (one hundred eighty) running days, Buyer shall not be obliged to pay the Lease Price of the Field on sale.

SECTION 3.05 Assignment. Pilagrá will make its best efforts to assign and transfer Buyer all its rights in relation to the agreements and offers approved or in force, which are described in Exhibit 3.05 (the “Current Contracts”) but does not assume any undertaking. In relation to Current Contracts, Pilagá shall be liable for the obligations incurred up to the date of assignment and Buyer shall be liable for the obligations incurred from that moment onwards, releasing assignor from any obligations or liabilities under Current Contracts.
SECTION 3.06 Visits. Buyer may organize visits of buyers or foreign clients to Sellers farmhouses and surrounding buildings, provided that Seller has granted prior written authorization to Buyer and such authorization shall not be arbitrarily denied. Costs related to such visits shall be at Buyer’s expense. Buyer shall indemnify Sellers and hold them harmless from any and all claims which may arise from such visits, including, but not limited to, any accidents or damage occured during the visits.
SECTION 3.07. Law Amendments. In case the Agricultural Lease Act or its related regulations were amended and a mandatory term for Land Lease was established and/or a fixed Price of land lease was established by Law and/or the number of hectares to be leased were reduced and/or any other amendments were made to regulations at a national, province or local level, which affects the legal frame of this Offer, the Parties hereby expressly decide to honor and fulfill this Offer, in all cases and whichever the amendments may be.
ARTICLE 4
FEED LOTS
SECTION 4.01 Use of Feed Lots. Within the 10 (ten) days following the settlement of the Initial Payment, Pilagá will accept the lease offer (hereinafter referred to as the “Feed Lots Lease Offer”) of the Feed Lots located inside “Ita Caabó” (Province of Corrientes) and “San Joaquín” (Santa Fe Province) which Buyer will make in accordance with the sample shown in Exhibit 4.01.
SECTION 4.02 Feed Lots Rent Price and Term. The term of the lease mentioned in the above section shall be 10 (ten) years and the annual rent shall amount to 50,000 (fifty thousand US Dollars), that is to say USD 25,000 (twenty five thousand US Dollars) per each Feed Lot. The rent mentioned shall be paid in advance during the month of December. Buyer shall obtain and keep updated all authorizations, permissions and licenses which are necessary for the Feed Lots activity, at provincial and local level and shall apply all regulations and laws applicable to their use at all times. Seller, as the owner of the Feed Lots, shall provide any license and authorization needed for administrative procedures.
SECTION 4.03. The works. Pilagá will let Buyer, at his own expense, control and risk, expand the current Feed Lots or build new Feed Lots at the Farm “San Joaquín”. Before starting the works mentioned, Buyer shall bear prior written authorization issued by Pilagá and all the reports and licenses needed in accordance with provincial and local regulations, as may correspond, in relation to the preliminary design which shall not be altered afterwards without a new written approval. The new piece of land built will increase the Price set in this Lease Offer for USD 600 (six hundred US Dollars) per additional hectare granted per calendar year.

SECTION 4.04 Early Termination. Any of the Parties may terminate this Feed Lots Lease prior to its expiration date, provided that notice is served 180 (one hundred eighty) running days prior to the date of early termination and that a sole compensation for early termination is paid for an amount equals to 50 (fifty) per cent of the pending rental rates up to the agreed upon termination date.
SECTION 4.05 Supply Contract. The Parties may agree on entering into a Supply Contract for all the grain and fiber used as food in the Feed Lots, or any eventual supplements needed, for a price which may equitably distribute the benefits of the business costs which are normally at Grupo Adeco’s expense.
ARTICLE 5
CROP AND LIVESTOCK SERVICE IN THE FIELDS
SECTION 5.01 Crop and Livestock service. (a) Services. Buyer appoints Sellers and they accept and commit to provide Agricultural Service in the Fields (hereinafter referred to as the “Services”). Sellers shall provide such Services using the current personnel they employ, as described in Exhibit 5.01 (“Seller’s Agricultural Personnel”), who is and will be exclusively in charge of Seller.
Within the 6 (six) months following the date of this Offer, Sellers will conduct pre-entrance labor medical examinations to Seller’s Agricultural Personnel, being the cost at both Parties expense, on equal halves. Such examinations will be conclusive evidence of the good health conditions of Seller’s Agricultural Personnel at the moment the provision of the services start, notwithstanding the highest scope of indemnity Buyer assumes in accordance with Section 5.01 (d) herein.
In case Buyer decides to hire personnel to work in the Fields, and in tasks included within the scope of the Services, such personnel shall exclusive work for Buyer and it will be his responsibility (hereinafter referred to as “Buyer’s Agricultural Personnel”).
(b) Legal frame. Considering the works currently performed by Seller’s Agricultural Personnel, which will be also performed for Buyer after the commencement date of the provision of the Services, Seller’s Agricultural Personnel shall go on being under the scope of the National Legislation of Agricultural Work, Argentine Law Number 22,248. Under no circumstances shall Buyer be considered the employer of Seller’s Agricultural Personnel. Notwithstanding the highest scope of indemnity liability Buyer assumes in accordance with Section 5.01 (d) herein, Buyer specifically commits himself to hold Sellers harmless of any Claim (as defined herein below) which may arise in relation to employees, unions, tax authorities, social security organizations or any other party directly or indirectly related to the legal frame adopted by Buyer for its own employees working in the Fields. Any change Buyer wishes to make to the criteria that have been used by Sellers (payroll system and benefits) up to the date of this Offer, which Buyer accepts to know, shall be agreed upon Buyer and Seller.
(c) Rights and Liabilities of the Parties in relation to the Services.
(i) Labor Costs. On the 28 (twenty eighth) day of each month or the previous Business day in case that is a non business day, Sellers shall issue and deliver Buyer an invoice for the total amount of the costs related to such calendar month for Seller’s Agricultural Personnel wages and for any other employee who, even working outside the Fields, would be working in a high proportion of his time in the provision of the Services (the “Administrative Personnel”). Such invoice shall include, without limitation, the total amount of wages plus the corresponding benefits, being them subject to mandatory discounts or not, the total amount of employer’s contributions, conventional contributions and/or social security and/or relocation expenses, labor clothing, labor tools, food, housing expenses and/or any other expense Sellers shall pay during the term of the Service provision as employers of Seller’s Agricultural Personnel and Administrative Personnel. As Service Providers, the above mentioned invoice shall include, without limitation, any taxes, employer’s contributions and expenses that Sellers are responsible for. The invoice shall be paid by Buyer within the 2 (two) business days following the invoice receipt. Any other expense Buyer shall pay for the Services provided, which is not included in the invoice issued on the 28th day of the month, shall be included by Seller on a new invoice on the 15 (fifteenth) day of the following month, and such invoice shall be due upon the 7 (seventh) day of receipt. Sellers shall comply with all labor, unions and social security obligations above mentioned in due time and in proper form and shall also present conclusive evidence to Buyer of such compliance in due time and in proper form. Any higher expense derived from Sellers lack of fulfillment in due time and effect of the obligations mentioned shall in no circumstances be repaid by Buyer.
(ii) Dismissal of Seller’s Agricultural Personnel. Buyer may ask Seller to dismiss any member of Seller’s Agricultural Personnel. In that case, Buyer shall repay Sellers the total amount for the corresponding severance payment caused by the dismissal, pay in lieu of notice period, seniority, any wage balance, partial or total disability (within the provisions set under section 5.01 (d)), unused vacation time, thirteenth salary, any compensation, fines or concept which may correspond in compliance with the legislation in force and/or any court decision issued by means of a legal proceeding related to the employee who was dismissed as per Buyer request.
(iii) Land Lease Early Termination. In case the Land Lease of any of the Fields was early terminated by Sellers in accordance with Section 3.03 (a), or by Buyer or Sellers in accordance with Section 3.03 (b), the corresponding compensation due to Sellers Agricultural Personnel working in such Field, for the termination of the labor relationship shall be at the Party executing his right of early termination expense. Such compensation may include, but is not limited to, pay in lieu of notice period, seniority, any wage balance, partial or total disability, unused vacation time, thirteenth salary, any compensation, fine or concept which may correspond in compliance with the legislation in force and/or with a court decision in case of dispute resolution.
(iv) Lack of possibility of hiring employees of the Other Party: During the Term of the Services and notwithstanding the provision set in Section 5.02 herein, any of the Parties may hire employees which are currently under the other Party employee payroll or who will be in such payroll, or third parties who provide services to the other party in any way, unless the other Party states otherwise by written consent. Such consent shall not be unreasonably denied.
d) Indemnity:
a. Buyer: During the Service provision, Buyer hereby assumes to indemnify and hold harmless Sellers from any and all claims, legal or private complaints, dispute settlement, legal proceeding, damages, legal actions or proceedings related to labor, union or social security issues (hereinafter referred to as “Claims”) commenced either by Seller’s Agricultural Personnel, Buyer’s Agricultural Personnel and/or any employee of Buyer, regardless if that such employee had worked for Sellers before or not, by third parties claims, both for direct liability or for several and joint liability. The claims above mentioned include, but are not limited to, third party’s employees, independent professionals, independent contractors, service providers of any kind (including, without limitation, any expense derived from legal actions and lawyers fees) and/or commenced by any organization, authority or authorized body in relation to the labor relation with Seller’s Agricultural Personnel, Buyer’s Agricultural Personnel an/or any other employee or professional or service provider who files a claims and whereas the reason of such claim arose after the date of commencement of the Service provision.
The indemnity guaranteed by Buyer as mentioned in the previous paragraph will include the following issues:
For exemplification purposes and provided that following list shall not be considered as a limitation to other rights, the indemnity guaranteed by Buyer includes, for example: any compensation arising from labor accidents, disease-accident or occupational disease which may correspond according to a final court decision, and in compliance with either the Labor Risks Argentine Law Number 24,557 or sections 1113, 1109, 1074 and related of the Argentine Civil Code and regardless of the date of the court decision which states the disability condition, if any: any claims for wages balance, extra hours of work; thirteenth salary; unused vacation or leave time; pay in lieu of notice period, dismissal or any other reason; sickness leaves; Social Security employer’s contributions and union registering fees; withholding taxes; administrative fines issued by national, province or local authorities. For the cases mentioned in this provision such indemnity shall also include compensatory interest, interest on arrears, punitive interest, or any other interest, damages, expenses and costs owed by the claiming party, which may emerge based on claims related to this provision. Under no circumstances the indemnity above mentioned will include any claims or court decisions based on events which occurred prior to the Service Provision commencement date. Whenever claims or court decisions are based on events occurring both prior to and after the commencement date of the Services Provision, the indemnity shall be limited to the corresponding proportion in relation to the time and the nature of the events.
b. Sellers: Sellers hereby assume to indemnify and hold harmless Buyer from any and all Claims commenced by Seller’s Agricultural Personnel or any other employee (including without limitation, any expense derived from legal actions or attorney’s fees) and/or commenced by any organization, authority or competent body in relation to the labor relationship with Seller’s Agricultural Personnel, which is based on an event that occurred prior to the Service Provision Commencement Date.
The indemnity guaranteed by Sellers in the paragraph above shall include the following issues:
For exemplification purposes and provided that the following list shall not be considered as a limitation to other rights, the indemnity includes: any compensation for labor accidents, disease-accident or occupational disease which may correspond according to a final court decision, in compliance with either the Labor Risks Argentine Law Number 24,557 or sections 1113, 1109, 1074 and related of the Argentine Civil Code, claims for wages balance, extra hours of work; thirteenth salary; unused vacation or leave time; pay in lieu of notice period; dismissal or any other reason; sickness leave; Employer’s contributions to Social Security Organizations and Unions; withholding taxes; and any administrative or judicial fines issued by the lack of fulfillment of labor, administrative or tax legislation, issued by national, province or local authorities. For the cases mentioned in this provision such indemnity shall also include compensatory interest, interest on arrears, punitive interest, or any other interest, damages, expenses and costs owed by the claiming party, which may emerge based on claims related to this provision. Under no circumstances the indemnity above mentioned will include any claims or court decisions based on events which occurred after to the Service Provision commencement date. Whenever claims or court decisions are based on events occurring both prior to and after the commencement date of the Services Provision, the indemnity shall be limited to the corresponding proportion in relation to the time and the nature of the events.
(e) In relation to contractors, subcontractors or third parties of any kind who may use the Fields, Buyer assumes his liability to: (i) make sure that such third party performs his activity using his own personnel inside the Fields and being exclusively in charge of such personnel and of their management, provided that such third party also complies with all labor, agreed on, fiscal, tax and social security related liabilities in accordance with his activity; (ii) make sure the third party pays in due time all wages, employers social security contributions and any other compensation owed to his personnel and/or employees, regardless of their job title or hierarchy, who may be involved in this Offer; (iii) make sure he hires and maintains an updated Labor Risk insurance, in compliance with the Argentine Risk Labor Law Number 24,557, and demand him to fulfill with the obligations set forth by such Law; (iv) make sure he pays in due time and in proper form wages and compensations for labor accidents, deaths, partial or total disabilities, dismissals, vacations, pays in lieu of notice periods, bay pay, special compensations or any other Labor compensation which may correspond; (v) make sure he duly makes the corresponding employers and employees contributions for retirement mandatory plans, unions and taxes related issues; (vi) make sure he complies with the legislation in force related to Health and Safety at Work; and (vii) make sure he hires the mandatory life insurance for employees.
Buyer also commits to require from any of the contractors, subcontractors or third parties who have employees providing services in the Fields, the following documentation on a monthly basis: (i) a copy of wage receipts; (ii) evidence of payment of the Labor Risk Insurer (ART) and a copy of the Contract; (iii) a copy of the payment made to the mandatory retirement regime (Form 931 AFIP) and a copy of any other contribution or payment made; and (iv) evidence of the banking account he owns. The list above mentioned is for exemplification purposes, so Sellers may ask on a monthly basis Buyer to ask for any other documentation they may deemed convenient for the purpose of duly controlling Buyer’s subcontractors. Buyer shall also have an updated payroll of the employees hired by the third parties, at least including their name, amount of wage, date of entrance and CUIL Number (Identification Code for Labor Purposes).
SECTION 5.02 Executive Personnel (a) Hiring Executive Personnel. Seller’s executive personnel rendering services in the Fields, as described in Exhibit 5.02 (a) (the “Executive Personnel”) shall be assigned to Buyer pursuant to section 229 of the Argentine Labor Law Number 20,744 (“LCT”) as from January 1st, 2010 (the “Assignment”). The costs of executive personnel for the month of December, 2009 shall be charged to Buyer in compliance with Section 5.01 (c) (i) as stated herein. In relation to the Assignment mentioned, the Executive Personnel will have to complete the Exhibit 5.02 (b) attached hereto in order to express their consent of being assigned and Buyer shall honor and maintain their seniority, wages and any other rights vested in the executive personnel prior to the date of assignment. Buyer assumes exclusive liability for any claim executive personnel may initiate as from the Date of assignment.
(b) Seller’s Indemnity. Sellers assume their responsibility to hold Buyer harmless of any and all Claims commenced by Executive Personnel (including without limitation, expenses derived from legal actions and attorney’s fees) and/or commenced by any organization, authority or competent body in relation to the labor relationship with the Executive Personnel which cause is prior to the Buyer’s Hiring Date of the Executive Personnel, as described in the paragraph (a) above.
The indemnity guaranteed by Sellers as described in the paragraph above shall include the following issues:
For exemplification purposes and provided that the following list shall not be considered as a limitation to other cases, the indemnity includes: any compensation for labor accidents, disease-accident or occupational disease which may correspond according to a final court decision, and in compliance with either the Labor Risks Argentine Law Number 24,557 or derived from sections 1113, 1109, 1074 and related of the Argentine Civil Code, claims for wages balance, extra hours of work; thirteenth salary; unused vacation or leave time; pay in lieu of notice period; dismissal or any other reason; sickness leave; Employer’s contributions to Social Security Organizations and Unions; withholding taxes; and any administrative or judicial fines issued by the lack of fulfillment of labor, administrative or tax legislation, issued by national, province or local authorities. For the cases mentioned in this provision such indemnity shall also include compensatory interest, interest on arrears, punitive interest, or any other interest, damages, expenses and costs owed by the claiming party, which may emerge based on claims related to this provision.
ARTICLE VI
NOTICE AND EFFECT OF ANTITRUST NATIONAL BOARD DECISION.
COMMUNICATION TO THE NATIONAL SECURITIES COMMISSION
SECTION 6.01 Notice and Effects of the Antitrust National Board Decision. The Parties shall inform the Antitrust National Committee all operations included in this Offer by fulfilling in a diligent way and by common decision all the requirements set forth by the Argentine Law Number 25,156 and its regulatory legislation. Each of the Parties shall pay for the professionals involved in the fulfillment of the requirements. The Parties have agreed that in case that the Secretary of Internal Commerce of the Ministry of Economy or the Antitrust National Committee or any authorized Organization in charge of the fulfillment of the Argentine Law Number 25,156 (hereinafter referred to as the “Antitrust National Board”) serve notice to the Parties stating a denial to authorize the operations contained in this Offer, or establishing a limitation or condition to such operations authorization, the risk hereby stated shall be assumed as follows; (a) In relation to Cattle, and due to the fact that it is bought for farm work, risks are exclusively assumed by Buyer, being this Offer irrevocable and not subject to revision or amendments by the Parties; (b) in relation to Land Leases and Feed Lots, the eventual costs, damages or expenses which may arise upon a denial or condition set by the Antitrust National Body shall be at Buyer and Sellers expense, on equal halves, and the Parties will conduct in good faith any measure they deem necessary to minimize this situation.
Notwithstanding the foregoing, for the period Buyer uses of the Fields and Feed Lots, the Land Lease Price and the Feed Lots Price shall be paid on the price agreed upon, with any type of deduction.
SECTION 6.02 Notice to the National Securities Commission. The Parties shall communicate the terms of the operations included in this Offer to the Argentine National Securities Commission (CNV for its Spanish Acronym) in accordance with the provisions set forth by the Note attached as Exhibit 6.03.
ARTICLE VII
BREACH OF CONTRACT
SECTION 7.01 Arrears. Arrears shall run upon the mere breach of (a) any due payment for Buyer’s liabilities, in accordance with the Purchase Agreement, the Land Lease Agreement or the Feed Lots Lease Offer Agreement (hereinafter collectively referred to as the “Contracts”) and/or any other liabilities or fines assumed by Buyer under this Offer and/or under the Contracts; or (b) the same criteria will be used in relation to Sellers due payments of compensations as described throughout this Offer and any other liability of granting or doing something as described in this Offer and/or in the Contracts ((a) and (b) collectively referred to as “Cases of Breach of Contract”).
SECTION 7.02 Interest on Arrears. Upon the delay of fulfillment of any of the obligations assumed by Buyer or Sellers, any due amounts shall accrue, as compensatory interest, the 30 (thirty) days lending rate of Banco de la Nación Argentina for Commercial Bill discounting. Interest shall accrue as from the date of breach of contract until the day, inclusively, of settlement of the total amount due for the liabilities owed.
SECTION 7.03 Currency. Waive to invoke the unforeseeable and exceptional loss doctrine. Payments related to capital, interest or other issues, shall be made in US Dollars upon their due date. No other currency shall be valid to settle due payments but in case there were a lack of exchange restrictions Buyer may alternatively settle his payment on the due date by paying the necessary amount of Argentine Pesos to buy the corresponding US Dollars owed. In that case, the offer exchange rate published by Banco de la Nación Argentina on its website on the date the payment is deposited in the Sellers banking accounts shall be applied. To that effect, the Parties hereby establish they have deeply analyzed the current situation of the markets involved and have considered the fluctuation risks of those markets; therefore, the Parties expressly and irrevocably waive their right to claim unforeseeable and exceptional loss doctrine, supervening burden or unfair loss, in order to settle any of their payments owed with a lower amount to the one they have committed to pay, or any other reason which may be oriented to the revision of what was set forth herein. Consequently, the Parties assume and acknowledge any current or future circumstance which may affect them, and commit themselves, in any event, to settle the total amount of the payments they owe by delivering the exact amount of US Dollars owed by all concepts. However, if on any of the due dates, there were legal restrictions prohibiting the performance of legal acts in foreign currency o there were restrictions making impossible the free access to the exchange market for the acquisition of foreign currency (and only during the life of those restrictions) the Party making the payment may settle the payment by delivering the number of Argentine Pesos which are necessary for creditor to buy half of the difference between the amount set forth hereinabove and the amount agreed upon by the Parties in compliance with the US Dollar Bill value.
SECTION 7.04. Cases of Breach of Contract. (a) It is hereby established that it has been an essential condition of this Offer that all the operations described herein shall be construed as an entire business, so any breach of contract by any of the Parties of any of the liabilities of the operations described herein will have an important effect and consequence on the business object to this Master Offer Agreement.
(b) Consequently, in case any of the Cases of Breach of Contract occur, the non- breaching party shall serve duly notice to the breaching party in order to ask for the fulfillment of the liabilities owed within a term of 30 (thirty) running days. If upon the expiration of such term the breaching party has not solved the corresponding breach, the non-breaching party may determine the expiration of all the terms provided in the corresponding operation, consider them as due dates and, at its sole discretion, (i) early terminate this Offer and the Contracts and claim for all the payments owed plus the corresponding compensation for damages; or (ii) file a legal action to ask for the fulfillment, including compensation for damages caused by the breach, if any.
Apart from the damages claimed, Buyer shall specially be in charge of paying any compensation owed for the breach of the labor relationship between Seller and Seller’s Agricultural Personnel, including, without limitation, pay in lieu of notice period, seniority, any wage balance, for partial or total disability, unused vacation time, thirteenth salary, any compensation, fines or other concepts which may correspond in compliance with the legislation in force and/or any judicial decision issued by Court in case of dispute resolution.
(c) Sellers shall be jointly and severally liable for the Breach of Contract of this Offer and/or the Contracts; Buyer, at its sole discretion, may file a complaint against any of Sellers or against all of them in case of a Breach of Contract.
ARTICLE VIII
GUARANTY
SECTION 8.01. Guaranty. (a) Marfrig Alimentos Sociedad Anónima (the “Surety”), becomes surety as regards to Buyer, in an absolute, unconditional and irrevocable manner and for the benefit of every Seller, as joint and several debtor and main payer waiving any benefit of division, discussion and judicial order to pay pursuant to the provisions set forth in section 2005 and related sections of the Argentine Civil Code, for the obligations assumed by Buyer to pay in due time and manner the Purchase Price (including without limitations, the obligation to pay principal, interests, taxes, fees, costs, court costs and expenses) (the “Guaranty”).
(b) Upon the mere request of any Seller, Surety is hereby bound to make immediate payment of any amount due by Buyer under the Purchase Price. Moreover, and without prejudice to the foregoing, the Guaranty may be executed and shall bind Surety if due to any reason and/or circumstances Buyer does not comply with the payment of obligations undertaken under the Purchase Price, on which case Surety is bound to, upon the mere requirement of any Seller made by any reliable means, make immediate payment of the due amounts and/or the amount to be due by Buyer under the Purchase Price according to the abovementioned requirement of Sellers. Such requirement must be received by Surety no later than the next preceding business day prior to the date on which Surety shall make the payment at issue.
(c) This Guaranty is applicable to any amendment and/or renewal and/or refinancing and/or restructuring and/or addition and/or extension and/or novation of payment of the Purchase Price under the Purchase Agreement.
(d) Under all circumstances, Surety waives any right that may be granted by sections 481 and 482 of the Argentine Commercial Code and section 2028 of the Argentine Civil Code notwithstanding the application to this guaranty of the provisions set forth in section 2005 and related sections of the Argentine Civil Code. Surety agrees thereon and expressly confirms it.
(e) This Guaranty shall remain in full force and effect until cancellation of any and all amount due under the Purchase Agreement. It is herein agreed that this Guaranty shall not be terminated by the application of sections 2047, 2049 or 2050 of the Argentine Civil Code. Surety hereby expressly and irrevocably waives it.
(f) Surety expressly and irrevocably waives any objection, filed by Surety, Buyer or any other kind of objection (except for the documentary payment), and furthermore expressly and irrevocably waives any right that may be granted pursuant to sections 2020, 2021, 2022 and 2023 of the Argentine Civil Code (with the sole exception of the necessary court order to file the exception of the documentary payment, if applicable, pursuant to section 2023 of the Argentine Civil Code) notwithstanding the application to this Guaranty of section 2005 and related sections of the Argentine Civil Code. Surety agrees thereon and expressly confirms it.
(g) If due to any cause and/or circumstances, this Guaranty may be deemed as a total or partial guaranty of future obligations, Surety waives the right granted by section 1990 of the Argentine Civil Code and therefore waives the revocation of this Guaranty.
(h) Upon default and acceleration of the payment terms of the Purchase Price under the Purchase Agreement, Surety grants his consent so that Sellers may deem Surety’s obligations under this Guaranty as expired and execute the Guaranty.
ARTICLE IX
REPRESENTATIONS OF BUYER, SURETY AND SELLERS
SECTION 9.01. Representations of Buyer. Buyer and Surety represent and guarantee to Seller that:
(a) They have full legal capacity, legal standing and powers to execute this Offer and comply with the Agreements and obligations stated herein and do not need any other consent or authorization by any other person or entity except for the approval of the Antitrust National Board. This Offer is duly executed and issued by Buyer and Surety and constitutes a valid and binding obligation of Buyer and Surety and executed as to Buyer pursuant to the terms stated therein.

(b) Buyer, Surety and their representatives regarding their acts on behalf of Buyer, and Surety have full authorities and powers to accept, enter and sign this Offer and the Agreements and documents related herein, to comply with the obligations undertaken by Buyer and Surety under this Offer and Agreements and to conduct the transactions stated in this Offer.
(c) The execution and compliance of this Offer, and of any other document related hereto, by Buyer and Surety: (i) does not infringe any provision stated by any regulation or applicable law to which Buyer or Surety may be subject; (ii) does not infringe any resolution, decision or judgment rendered by any governmental or judicial authority applicable to Buyer or Surety; and (iii) does not constitute the creation or imposition of any kind of lien or claim on Buyer or Surety.
(d) Buyer or Surety are not under the suspension-of-payment stage and have not request the commencement of a reorganization proceeding or bankruptcy and no request for bankruptcy is pending.
(e) A certified copy of the corporate decision (minutes of the board of directors) approving the execution of this Offer by Buyer is attached hereto as Exhibit 9.01.
SECTION 9.02. Representations of Sellers. Sellers jointly represent and guarantee to Buyer that:
(a) They have full legal capacity, legal standing and powers to execute this Offer and comply with the Agreements and obligations stated herein and do not need any other consent or authorization by any other person or entity except for the approval of the Antitrust National Board. This Offer is duly executed and issued by every Seller and constitutes a valid and binding obligation of every Seller and executed as to Seller pursuant to the terms stated therein.
(b) Sellers, and their representatives regarding their acts on behalf of every Seller, have full authorities and powers to accept, enter and sign this Offer and the Agreements and documents related herein, to comply with the obligations undertaken by Sellers under this Offer and Agreements and to conduct the transactions stated in this Offer.
(c) The execution and compliance of this Offer, and of any other document related herein, by Sellers: (i) do not infringe any provision stated by any regulation or applicable law that Sellers may be subject to; (ii) do not infringe any resolution, decision or judgment rendered by any governmental or judicial authority applicable to Sellers; and (iii) do not constitute the creation or imposition of any kind of lien or claim on Sellers.
(d) Sellers are not under the suspension-of-payment stage and have not request the commencement of a reorganization proceeding or bankruptcy and no request for bankruptcy is pending.
ARTICLE X
MISCELLANEOUS
SECTION 10.01 Amendments. This Offer may only be modified, amended or complemented by the written agreement of Buyer and Sellers.

SECTION 10.02. Waiver. The failure of either Buyer or Sellers to comply with any obligation, undertaking, agreement or condition stated herein, may only be waived if stated in a written document signed by the party or parties binding thereto. However, such waiver or lack of insistency on such obligation, undertaking, agreement or condition under the written document shall not be construed as a waiver or impediment as to any other default.
SECTION 10 03. Severability. In the event that any term or other provision of this Offer shall be held to be invalid, illegal or unenforceable by an applicable law or public policy, all other terms and provisions of this Offer shall remain in full force and effect provided the economic or legal content of the transactions herein stated is not affected in a significant and adverse manner for the parties, including without limitation any amendment to the Rural Sharecropping and Lease Law. Any provision of this Offer that would we prohibited or held to be illegal or unenforceable according to any applicable law in any jurisdiction shall have no effect in such jurisdiction but shall not affect any other provision hereof. However, with the maximum scope available to waive the effects of the provisions of such applicable law, such effects are herein waived so that this Offer shall be held valid and binding pursuant the terms and conditions stated this Offer.
SECTION 10.04. Expenses and Obligations. Except for the provisions set forth in this Offer all costs and expenses incurred by the parties hereto as regards the transactions stated in this Offer shall be totally borne by the party that caused the pertinent expenses. All taxes, duties and/or charges that may be applicable hereto, including without limitation stamp taxes that may be applicable to this Offer, shall be borne by the Parties on an equal basis.
SECTION 10.05. Notices. All notices and other communications given under this Offer shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by registered letter, certified or registered mail (with acknowledgement of receipt) to the following domiciles (or to any other domicile stated by the parties by written notice served under the abovementioned manner):
(a) To SELLERS jointly with:
Adeco Agropecuaria S.A.
Catamarca 3454
B1640FWB Martínez (Pcia Buenos Aires)
Attn.: Mariano Bosch/Emilio Gnecco
Telephone: (011) 4836-8600
Fax: (011) 4836-8639
With copy (that shall not be construed as notice) to:
Marval O’Farrell & Mairal
AV. Leandro N. Alem 928, piso 7º
Ciudad de Buenos Aires
Telephone: (5411) 4310-0100
Fax: (5411) 4310-0200
Attn.: Pablo Viñals Blake

(b) To Buyer:
Quickfood S.A.
Av. Fondo de la Legua 1690
B1640EDV Martinez (Pcia de Buenos Aires)
Attn.: Victor Tonelli/Ernesto Lasnier/Jorge Mosquera
Tel/Fax: (011) 4717-0110
With copy (that shall not be construed as notice) to:
Estudio Saurí, Sánchez & Asociados
Perú 359, piso 12º
Ciudad de Buenos Aires
Telephone: (011) 4342-7806
Attn.: Jorge Saurí
All the abovementioned domiciles may be modified at any time by serving written notice as described hereinbefore, stating that notices of modification of domiciles shall only be valid upon its receipt. All notices, requests or instructions given pursuant to this Offer shall be deemed received on (i) the delivery date, if personally given, (ii) the date of receipt, if sent by fax, (iii) in the date of receipt stated in the acknowledgment of receipt, if given by registered letter, certified or registered mail, (iv) on the date of receipt stated by the private mail, if sent by private mail. If notices, requests or instructions are sent by fax, a written letter shall be personally delivered, served by registered letter, certified or registered mail.
SECTION 10.06. Interpretation. In the event of conflicts regarding the terms of this Offer (the term Offer includes its Exhibits) and Agreements, this Offer shall prevail. The parties agree not to consider any other draft copy prior to this Offer (including exhibits and appendixes hereof and other certificates, documents and instruments executed pursuant hereto), oral or written comments made as regards such draft copies for any purpose including the interpretation or intention of the parties in relation thereto.
SECTION 10.07. Jurisdiction and Applicable Law. (a) Applicable Law. This Offer shall be governed and construed by the laws of the Republic of Argentina without regard to any other provision on conflicts on laws.
(b) Jurisdiction. All disputes that may arise between the Parties in relation to this Offer, its existence, validity, qualification, interpretation, scope, performance or termination shall be finally solved by the General Arbitration Court of the Buenos Aires Stock Exchange (Tribunal de Arbitraje de la Bolsa de Comercio de Buenos Aires) according to the rules applicable for the arbitration at law that the Parties know and accept. The arbitration shall be conducted in the city of Buenos Aires in accordance with the arbitration laws of the BCBA in force as of the date of the dispute.
This Offer shall be deemed accepted by Sellers upon notice to the Antitrust National Board stated in Section 6.01, or on its pertinent Date of Sale, whichever occurs firstly.

QuickFood SA.

Jorge Mosquera
Attorney-in-fact
Ernesto Luis Lasnier
Attorney-in-fact

/s/ Marcos Molina s Santos
Marcos Molina s Santos
Attorney-in-fact of Marfrig Alimentos
Sociedad Anónima

/s/ Luis Bameule
LUIS M. BAMEULE
QUICKFOOD